Exhibit 10.5

CHANGE OF CONTROL AGREEMENT

This Agreement, between Bradley Pharmaceuticals, Inc., a Delaware corporation with principal executive offices located at 383 Route 46 West, Fairfield, New Jersey 07004 (the “Company”), and Ralph Landau, Ph.D. (“Landau”), is made and entered into as of this 6th day of December, 2005 (the “Effective Date”).

R E C I T A L S

        WHEREAS, Landau is currently employed by the Company;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.1 Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall mean:

(a)	The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) subject to Section 1.1(d), the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (c) of this definition; or

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(b)	Subject to Section 1.1(d), such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company, where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date hereof or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)	The consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

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(d)	During the period in which Daniel Glassman and his affiliates own or control a majority of the Company’s Class B Common Stock entitled to elect the majority of the Company’s Board of Directors, a “Change of Control” shall not be deemed to have occurred if Mr. Glassman and his affiliates caused, either by their action or inaction, the circumstances contemplated in either Sections 1.1(a)(y) or 1.1(b) to occur.

1.2 Definition of Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(a)	Landau’s conviction for any felony;

(b)	Landau’s deliberate and continual refusal to perform satisfactorily employment duties reasonably requested by the Company as provided herein after thirty (30) days’ written notice by certified mail of such failure, specifying that the failure constitutes Cause and the particulars of the failure (other than as a result of vacation, sickness, illness or injury);

(c)	Landau’s commission of fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable situations;

(d)	Landau’s gross misconduct or gross negligence having a substantial adverse effect on the Company’s business; or

(e)	Landau’s material breach of this Agreement.

1.3 Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Landau’s consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the expiration of the thirty (30) day period following receipt by the Company of Landau’s notice of the existence of circumstances that provide a basis for Landau to terminate his employment for Good Reason, describing such circumstances in reasonable detail:

(a)	a substantial diminution or unreasonable increase in Landau’s duties, responsibilities or authority, taken as a whole (except during periods when Landau is unable to perform all or substantially all of Landau’s duties or responsibilities as a result of Landau’s physical or mental incapacity);

(c)	a change in Landau’s principal place of employment to a location more than 50 miles from its current location; or

(d)	a material breach of this Agreement by the Company.

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2. Payment upon a Change of Control. If a Change of Control occurs, and if within twelve months after the date on which the Change of Control occurs, Landau’s employment is terminated by either the Company or Landau for any reason, except if by the Company for Cause, then Landau will be entitled to:

(a)	a lump sum cash payment, payable within ten (10) business days after the date of termination of Landau’s employment equal to the sum of: (i) any accrued but unpaid salary as of the date of such termination; (ii) any accrued but unpaid annual cash bonus payable under the Company’s EVA Bonus Program for any annual period ended prior to the date of such termination; and (iii) all expenses incurred for which documentation has been or will be provided in accordance with the Company’s policies but not yet reimbursed;

(b)	a lump sum cash payment, payable within ten (10) business days of the date that is six (6) months following the date of termination (or, if Landau is not considered a “key employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the Code”) at the time of termination, the date Landau’s employment terminates), equal to the amount payable under the Company’s EVA Bonus Program for the annual period in which such termination occurs, as if Landau’s employment had not been terminated, prorated through the date of such termination;

(c)	continuation of all perquisites and other Company-related benefits to which Landau was entitled as of the date of his termination, including, but not limited to, the Company’s bonus, health, welfare, savings and other benefit and fringe benefit plans, including, without limitation, the Company’s EVA Bonus Plan, 401(k) Savings Plan, health, dental and eye insurance plans, life insurance plans and long-term disability plans, in which senior executives of the Company are generally entitled to participate, subject, at all times, to the terms and conditions of such plans, through the end of the second calendar year following the year in which Landau’s employment terminates, if and to the extent the provision of such perquisites or benefits complies with Section 409A of the Code;

(d)	immediate vesting of all of Landau’s stock options, warrants and any other equity awards based on the Company’s securities, such as restricted stock, restricted stock units, stock appreciation rights, performance units, etc., all of which shall remain exercisable in accordance with the original terms on the date of grant, or, if later, the maximum date stock rights may be extended under Section 409A of the Code;

(e)	continued participation in, and continuation by the Company of the payment of the relevant premiums applicable to, the life insurance

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and health, welfare and medical insurance plans described in Section 2(c) or comparable plans at the Company’s expense (subject to the terms of the applicable plans) through the end of the second calendar year following the year in which Landau’s employment terminates, if and to the extent the provision of continued participation and payments of premiums complies with Section 409A of the Code;

(f)	continued participation, through the end of the second calendar year following the year in which Landau’s employment terminates, of Landau and each of his dependents in all other Company-sponsored health, welfare and benefit plans or comparable plans at the Company’s expense (subject to the terms of the applicable plans) at the benefit levels in effect from time to time and with COBRA benefits commencing thereafter, if and to the extent the provision of continued benefits and benefit levels complies with Section 409A of the Code and any other applicable laws and regulations.

In addition to the foregoing payments and continuation of benefits, the Company shall pay Landau a lump sum cash payment, payable within ten (10) business days of the date that is six (6) months following the date of termination of Landau’s employment (or, if Landau is not considered a “key employee” within the meaning of Section 409A of the Code at the time of termination, the date Landau’s employment terminates), an amount equal to the product of (I) two multiplied by (II) the sum of (1) Landau’s then current annual salary pursuant and (2) the average amount paid to Landau under the Company’s EVA Bonus Program with respect to the most recent three calendar years (or such shorter period to coincide with Landau’s years of employment with the Company prior to the end of the preceding calendar year). Additionally, immediately prior to a Change of Control, all outstanding options to purchase the Company’s securities shall become fully vested.

Notwithstanding anything in this Agreement to the contrary, if at the time of termination, Landau is a “specified employee” or “key employee” who has experienced a “separation from service,” each within the meaning of Section 409A of the Code, no payments or benefits pursuant to this Agreement that are considered “deferred compensation” subject to Section 409A of the Code shall be made prior to the date that is six (6) months after the date of “separation from service” (or, if earlier, Landau’s date of death), except as otherwise provided in the Code, Section 409A of the Code or any regulations promulgated thereunder. In such event, the payments subject to the six (6) month delay will be paid in a lump sum on the earliest permissible payment date.

In addition, to the extent that any payment or distribution of any type to or for Landau by the Company (which for purposes of this Section 2 includes any parent, subsidiary or affiliate of the Company), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity awards based on the Company’s securities granted pursuant to this Agreement or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax (“Excise Tax”) imposed under Section 4999 of the Code (or any successor to such Section), the Company shall pay to Landau, prior to the time any Excise Tax is payable with respect to any of

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such Total Payments (through withholding or otherwise), an additional amount (a “Gross-Up Payment”) that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Total Payments plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any portion of the Total Payments is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Section 2, shall be made by an independent auditor (the “Auditor”) jointly selected by Landau and the Company and paid by the Company. If Landau and the Company cannot agree on the firm to serve as the Auditor, then they shall each select an accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Unless Landau agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection, acted in any way on behalf of the Company. Landau and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of any liability for Excise Tax. All reasonable expenses relating to any such proceeding or claim (including attorneys’ fees and other expenses incurred by Landau in connection therewith) shall be paid by the Company promptly upon demand by Landau, and any such payment shall be subject to a Gross-Up Payment under this Section 2 in the event that Landau is subject to Excise Tax on it.

3. Covenant Not to Compete. Landau agrees that for a period of twelve (12) months immediately following his termination of employment, Landau shall not directly or indirectly for his own benefit or the benefit of others:

(a)	render services as an employee, officer, agent, broker, consultant, partner or independent contractor for, or be an owner or stockholder of, a competing organization in connection with competing products, including but not limited to organizations engaged in the provision of dermatology, podiatry and gastroenterology pharmaceutical products; provided, however, that Landau may own five percent (5%) or less of the equity securities of any publicly-traded company;

(b)	hire or seek to persuade any employee of the Company to discontinue employment or to become employed in a competing organization or seek to persuade any independent contractor or supplier to discontinue or limit its relationship with the Company; and

(c)	solicit, direct, take away or attempt to take away any business or customers of the Company that existed or did business with the Company at the time of termination of Landau’s employment or within six (6) months prior thereto;

provided, however, that such restrictions shall not apply if Landau’s employment is (x) terminated without Cause or (y) Landau terminates his employment for Good Reason, for both (x) and (y) within twelve months following the date on which a Change of Control occurs.

Landau acknowledges that there are no additional compensation payments due him for the non-competition restrictions set forth in this Section 3.

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        4. Entire Agreement

The terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. This Agreement supersedes any and all prior agreements, written or oral, between Landau and the Company relating to the subject matter hereof, and all such prior agreements are hereby terminated and of no further effect.

        5. Amendments, Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Landau and by a duly authorized representative of the Company other than Landau. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy or power provided herein or by law or in equity.

        6. No Employment Contract Created.

Nothing contained in this Agreement shall be interpreted or construed as creating a contract of employment between the Company and Landau or in any way requiring the Company to employ Landau, or for Landau to remain in the employ of the Company, for any period of time. Notwithstanding the terms of this Agreement, Landau at all times shall remain an at will employee of the Company and, as such, either he or the Company may terminate his employment with the Company at any time for any reason, subject to the terms of this Agreement.

        7. Binding Agreement; Assignment

This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns and Landau and his heirs and representatives. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

        8. Severability; Enforcement

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

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        9. Governing Law and Remedies

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to New Jersey’s choice of law rules. Landau hereby irrevocably submits to the jurisdiction of the federal and state courts within New Jersey for the determination of all disputes, suits or proceedings arising out of or relating to this Agreement.

Landau acknowledges that a remedy at law for the breach or threatened breach by Landau of the provision of Section 3 would be inadequate, and that such a breach would cause irreparable harm to the Company. Landau therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        10. Notices

All notices or demands of any kind required or permitted to be given by the Company or Landau to the other under this Agreement shall be given in writing, addressed to the Company at the address set forth in the Preamble to this Agreement and to Landau at his address as listed on the Company’s payroll and shall be personally delivered, telecopied or delivered by hand by a nationally recognized courier service guaranteeing overnight delivery (in each case receipted for), or mailed by certified mail, return receipt requested, postage prepaid. Any such written notice shall be deemed received when personally delivered or three (3) business days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the manner specified in this Section.

        11. Representations and Warranties

Each of Landau and the Company represents and warrants that he/it is not restricted or prohibited, contractually or otherwise, from entering into and performing his/its terms and covenants contained herein, and that his/its execution and performance of this Agreement will not violate or breach any other agreement between Landau and the Company, as the case may be, and any other person or entity.

        12. Section 409A of the Code

Landau and the Company hereby agree that it is the intention that any payments or benefits provided under this Agreement comply in all respects with Section 409A of the Code, and this Agreement shall be interpreted accordingly. Landau and the Company hereby agree that, upon the Company’s initiative or upon Landau’s reasonable request, the parties will amend this Agreement in accordance with Section 5 solely to the extent necessary and appropriate to avoid adverse tax consequences pursuant to Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, the Company does not guarantee the tax treatment of any payments or benefits hereunder, including without limitation pursuant to the Code, federal, state or local laws.

        13. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

BRADLEY PHARMACEUTICALS, INC. By: /s/ Daniel Glassman Name: Daniel Glassman Title: President and Chief Executive Officer /s/ Ralph Landau Name: Ralph Landau

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